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PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                        Three months ended               Six months ended
                                                               April                          April
                                                    ----------------------------   ----------------------------
                                                         2002           2001           2002           2001
                                                    -------------  -------------   -------------  -------------
BASIC
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                         40,759,664     40,133,139      40,745,928     39,691,146

  Net income                                        $    836,000   $  5,215,000    $  1,753,000   $  6,137,000
    Less: Accretion of redeemable preferred stock             --       (208,000)             --       (346,000)
                                                    -------------  -------------   -------------  -------------
   Income available to common stockholders          $    836,000   $  5,007,000    $  1,753,000   $  5,791,000
                                                    =============  =============   =============  =============

  Basic earnings per share                          $         02   $       0.12    $       0.04   $       0.15
                                                    =============  =============   =============  =============

DILUTED
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                         40,759,664     40,133,139      40,745,928     39,691,146
  Assumed exercise of stock
     options and warrants                              4,904,471        342,433       2,452,236        649,681
  Assumed conversion of preferred stock                       --      5,657,298              --      2,828,738
                                                    -------------  -------------   -------------  -------------
                                                      45,664,135     46,132,870      43,198,164     43,169,565
                                                    =============  =============   =============  =============

  Income available to common stockholders           $    836,000   $  5,215,000    $  1,753,000   $  6,137,000
    Accretion of redeemable preferred stock                   --       (208,000)             --       (346,000)
                                                    -------------  -------------   -------------  -------------
  Income available to common stockholders
    plus assumed conversions                        $    836,000   $  5,007,000    $  1,753,000   $  5,791,000
                                                    =============  =============   =============  =============

  Diluted earnings per share                        $       0.02   $       0.11    $       0.04   $       0.14
                                                    =============  =============   =============  =============

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